UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)

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PRIORITY HEALTHCARE CORPORATION

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PRIORITY HEALTHCARE CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 16, 2005

The annual meeting of shareholders of Priority Healthcare Corporation will be held at Aetna Specialty Pharmacy, LLC, 503 Sunport Lane, Orlando, Florida, on Monday, May 16, 2005, at 9:00 a.m., Orlando time, for the following purposes:

(1)	To elect two directors to serve until the 2008 annual meeting of shareholders and until their successors are elected and have qualified;

(2)	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered certified public accounting firm for the Company for 2005; and

(3)	To transact such other business as may properly come before the meeting.

All shareholders of record at the close of business on March 14, 2005 will be eligible to vote.

It is important that your shares be represented at this meeting. Whether or not you expect to be present, please fill in, date, sign and return the enclosed proxy form in the accompanying addressed, postage-prepaid envelope. If you attend the meeting, you may revoke your proxy and vote in person.

Rebecca M. Shanahan, Secretary

PRIORITY HEALTHCARE CORPORATION
250 Technology Park
Lake Mary, Florida 32746

PROXY STATEMENT

Annual Meeting of Shareholders
May 16, 2005

This statement is being furnished to shareholders on or about April 8, 2005 in connection with a solicitation by the Board of Directors of Priority Healthcare Corporation (the “Company”) of proxies to be voted at the annual meeting of shareholders to be held at 9:00 a.m., Orlando time, Monday, May 16, 2005, at Aetna Specialty Pharmacy, LLC, 503 Sunport Lane, Orlando, Florida, for the purposes set forth in the accompanying Notice.

The holders of record of shares of the Company’s Class A Common Stock, $0.01 par value per share (“Class A Common Stock”), and Class B Common Stock, $0.01 par value per share (“Class B Common Stock,” together with the Class A Common Stock, “Common Stock”), outstanding at the close of business on March 14, 2005, the record date for the meeting, are entitled to vote at the meeting. On that date, there were 6,581,269 shares of Class A Common Stock and 37,380,162 shares of Class B Common Stock outstanding and entitled to vote at the meeting. On all matters, including the election of directors, each shareholder will have three votes for each share of Class A Common Stock held and one vote for each share of Class B Common Stock held. Accordingly, the Common Stock outstanding on the record date represents an aggregate of 57,123,969 votes.

If the enclosed form of proxy is executed and returned, it may nevertheless be revoked at any time insofar as it has not been exercised. If a shareholder executes more than one proxy, the proxy having the latest date will revoke any earlier proxies. A shareholder attending the meeting will be given the opportunity to revoke his or her proxy and vote in person.

Unless revoked, a proxy will be voted at the meeting in accordance with the instructions of the shareholder in the proxy, or, if no instructions are given, for the election as directors of all nominees listed under Proposal 1 and for Proposal 2. Election of directors will be determined by the vote of a plurality of the votes cast by holders of both classes of Common Stock on such election. Approval of Proposal 2 will be subject to the vote of a greater number of votes cast by holders of both classes of Common Stock favoring approval than the votes cast opposing it. A proxy may indicate that all or a portion of the shares represented by such proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present and entitled to vote on such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. As a result, with respect to all of the proposals neither broker non-votes nor abstentions will affect the determination of whether such proposals will be approved.

The Board of Directors knows of no matters, other than those described in the attached Notice of Annual Meeting, which are to be brought before the meeting. If other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote such proxy in accordance with their judgment on such matters.

The cost of the solicitation of proxies will be borne by the Company.

ELECTION OF DIRECTORS

Nominees

The Board of Directors of the Company currently consists of eight directors divided into three classes. Two classes contain three directors each and one class contains two directors. The term of one class of directors expires each year. Generally, each director serves until the annual meeting of shareholders held in the year that is three years after such director’s election and until such director’s successor is elected and has qualified. One vacancy currently exists on the Company’s Board of Directors. However, proxies cannot be voted for a greater number of persons than the persons nominated for election to the Company’s Board of Directors.

Two directors are to be elected at the meeting, each to hold office for a term to expire at the 2008 annual meeting of shareholders and until his successor is elected and has qualified. It is the intention of the persons named in the accompanying form of proxy to vote such proxy for the election to the Board of Directors of Messrs. Robert L. Myers and Richard W. Roberson. Each of the nominees for director is presently a director. They have been nominated by the Board of Directors upon recommendation of the Nominating and Corporate Governance Committee. If any such person is unable or unwilling to accept nomination or election, it is the intention of the persons named in the accompanying form of proxy to nominate such other person as director as the Nominating and Corporate Governance Committee may in its discretion determine, in which event the shares will be voted for such other person.

Information with Respect to the Board of Directors

A majority of the directors are “independent directors” as defined by the listing standards of the Nasdaq Stock Market, and the Board of Directors has determined that such independent directors have no relationship with the Company that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The independent Directors are Messrs. McCormick, Roberson and Salentine, Dr. Steele and Ms. Hurtado.

Unless otherwise indicated in a footnote to the following table, the principal occupation of each director or nominee has been the same for the last five years, and such person possesses sole voting and investment power with respect to the shares of Class B Common Stock and Class A Common Stock indicated as beneficially owned by such individual. The number of shares of Class B Common Stock shown as beneficially owned by each director includes any shares of Class A Common Stock beneficially owned by such director, as indicated, because any holder of shares of Class A Common Stock may request to convert any or all of such shares into shares of Class B Common Stock at any time on a one-for-one basis. There is no family relationship between any of the directors or executive officers of the Company.

				Class B Common Stock		Class A Common Stock
Name	Age	Present Principal Occupation	Director Since	Shares Beneficially Owned on January 31, 2005	Percent of Class (if more than 1%)	Shares Beneficially Owned on January 31, 2005	Percent of Class (if more than 1%)
NOMINEES FOR DIRECTOR (Nominees for a three-year term to expire at the annual meeting of shareholders in 2008)

Robert L. Myers	59	Vice Chairman of the Board of the Company (2)	1997	922,518(1)	2.4%	0	—

Richard W. Roberson	58	President of Sand Dollar Partners, Inc. (investment and consulting firm) (4)	1997	45,719(3)	—	0	—

				Class B Common Stock			Class A Common Stock
Name	Age	Present Principal Occupation	Director Since	Shares Beneficially Owned on January 31, 2005		Percent of Class (if more than 1%)	Shares Beneficially Owned on January 31, 2005		Percent of Class (if more than 1%)
DIRECTORS CONTINUING IN OFFICE (Term expiring at the annual meeting of shareholders in 2006)
William E. Bindley	64	Chairman of the Board of the Company; Chairman of Bindley Capital Partners, LLC (private equity investment company) (7)	1994	5,656,169	(5)	13.2%	5,574,292	(6)	84.7%
Steven D. Cosler	49	President and Chief Executive Officer of the Company (9)	2000	585,784	(8)	1.5%	0		—
Kathleen R. Hurtado	45	President and Chief Executive Officer of Health Research Association (medical research company) (11)	2002	8,044	(10)	—	0		—
DIRECTORS CONTINUING IN OFFICE (Term expiring at the annual meeting of shareholders in 2007)
Michael D. McCormick	57	Retired (12)	1994	265,017	(13)	—	0		—
Thomas J. Salentine	65	Retired (14)	1994	418,131	(15)	1.1%	289,982		4.4%
Glenn D. Steele, Jr., M.D., Ph.D.	60	President and Chief Executive Officer of Geisinger Health System (health care provider) (17)	2003	4,737	(16)	—	0		—

(1)	Does not include shares subject to stock options which are not exercisable within 60 days. Includes presently exercisable stock options to purchase 806,530 shares of Class B Common Stock granted under the Company’s 1997 Stock Option and Incentive Plan.

(2)	Mr. Myers has been Vice Chairman of the Board since March 2001. From July 1996 to March 2001, he was the President of the Company. From May 1997 to January 2002, he was the Chief Executive Officer of the Company. From July 1996 to May 1997, he was the Chief Operating Officer of the Company. From June 1995 through June 1996, Mr. Myers was a consultant to the health care industry. From 1971 to June 1995, he was employed by Eckerd Corporation, a retail drug store chain, where he served as a corporate officer from 1981 through 1995 and as senior vice president of pharmacy from 1990 to 1995. Mr. Myers is a registered pharmacist.

(3)	Includes presently exercisable stock options to purchase 22,000 shares of Class B Common Stock granted under the Company’s Outside Directors Stock Plan. Also includes 1,150 shares of Class B Common Stock held by a trust of which Mr. Roberson’s spouse is the trustee and has investment control.

(4)	From March 1993 to September 1996, Mr. Roberson served as President and Chief Executive Officer of Visionworks, Inc., a retail superstore optical chain. Mr. Roberson is also a director of Ablest, Inc., a provider of staffing services.

(5)	Includes 5,574,292 shares of Class A Common Stock (see footnote 6 below for a description of the manner by which certain of such shares of Class A Common Stock are held). Excludes 10,508 shares of Class A Common Stock and 6,000 shares of Class B Common Stock held by Mr. Bindley’s spouse; Mr. Bindley disclaims beneficial ownership of such shares.

(6)	Includes 83,774 shares of Class A Common Stock held by two family foundations and 68,702 shares of Class A Common Stock held by a charitable remainder trust of which Mr. Bindley is the trustee and has investment control. Excludes 10,508 shares of Class A Common Stock held by Mr. Bindley’s spouse; Mr. Bindley disclaims beneficial ownership of such shares.

(7)	Mr. Bindley also serves on the Board of Directors of Shoe Carnival, Inc., a shoe retailer, and Kite Realty Group Trust, a real estate company. Mr. Bindley was the Chairman of the Board, Chief Executive Officer and President of Bindley Western Industries, Inc. (“BWI”), a distributor of pharmaceuticals and related products, since founding BWI in 1968 until BWI was acquired by Cardinal Health, Inc. (“Cardinal”) in February 2001. Mr. Bindley was a director of Cardinal from February 2001 until February 2003. Mr. Bindley was the Chief Executive Officer of the Company from July 1994 until May 1997 and the President of the Company from May 1996 until July 1996.

(8)	Does not include shares subject to stock options which are not exercisable within 60 days. Includes presently exercisable stock options to purchase 493,830 shares of Class B Common Stock granted under the Company’s 1997 Stock Option and Incentive Plan. Includes 7,918 shares of Class B Common Stock jointly held with Mr. Cosler’s spouse. Also includes 41,765 shares of restricted stock as to which Mr. Cosler has voting power but no power of disposition.

(9)	Mr. Cosler has served as President since March 2001 and Chief Executive Officer since January 2002. Mr. Cosler was Executive Vice President from January 2000 to March 2001 and Chief Operating Officer from January 2000 to January 2002. From July 1996 to July 1997, Mr. Cosler was Senior Vice President and General Manager of Priority Healthcare Services Corporation, a subsidiary of BWI.

(10)	Includes presently exercisable stock options to purchase 7,000 shares of Class B Common Stock granted under the Company’s Outside Directors Stock Plan.

(11)	From October 2003 to August 2004, Ms. Hurtado served as Director of Operations of the American College of Surgeons Oncology Group (NCI Funded Cancer Cooperative Group). Prior to that, she served as the Chief Executive Officer of Balance Pharmaceuticals (women’s healthcare) from February 2002 to October 2003. She served as Chief Business Officer of Xcyte Therapies, Inc. (immunotherapy) from March 2001 to February 2002. From January 2000 to February 2001, Ms. Hurtado served as Vice President—Commercial Operations of BioNumerik Pharmaceuticals (oncology products). She spent 1990 through 1999 with Schering Plough Corporation holding positions of increasing responsibility, including Vice President—Managed Care and Disease Management during 1999 and Vice President—Oncology/Biotech Division from 1994 to 1999.

(12)	Mr. McCormick was a consultant from February 2001 to March 2002. Prior to that, he served as the Executive Vice President, General Counsel and Secretary of BWI until February 2001 when BWI was acquired by Cardinal. Mr. McCormick is currently a partner in Bindley Capital Partners, LLC.

(13)	Consists of 242,464 shares held in four grantor retained annuity trusts, or GRATs, each of which Mr. McCormick is the trustee and has investment control. Also includes presently exercisable stock options to purchase 19,000 shares of Class B Common Stock granted under the Company’s Outside Directors Stock Plan.

(14)	Mr. Salentine was a consultant from February 2001 to March 2002. Prior to that, he served as BWI’s Executive Vice President and Chief Financial Officer until February 2001 when BWI was acquired by Cardinal. Mr. Salentine is currently a partner in Bindley Capital Partners, LLC.

(15)	Includes 289,982 shares of Class A Common Stock. Also includes presently exercisable stock options to purchase 19,000 shares of Class B Common Stock granted under the Company’s Outside Directors Stock Plan.

(16)	Includes presently exercisable stock options to purchase 4,000 shares of Class B Common Stock granted under the Company’s Outside Directors Stock Plan.

(17)	From 1995 to February 2001, Dr. Steele served as Dean, Division of Biological Sciences and the Pritzker School of Medicine. During the same period, he also served as Vice President, Medical Affairs at University of Chicago.

The Board of Directors recommends a vote FOR each of the nominees listed above.

Meetings and Committees

During 2004, the Board of Directors of the Company held seven meetings. In 2004, no director attended fewer than 75% of the total meetings of the Board of Directors and each committee on which he or she served. Each of the Company’s directors attended the Company’s 2004 annual meeting of shareholders.

The Board of Directors has a Nominating and Corporate Governance Committee which currently consists of Ms. Hurtado
(Chairperson), Mr. McCormick and Dr. Steele. Each member of the Nominating and Corporate Governance Committee is “independent,”
as such term for nominating committee members is defined in the listing standards of the Nasdaq Stock Market. The Board of Directors has adopted a written Charter of the Nominating and Corporate Governance Committee, which is available on the Company’s website at www.priorityhealthcare.com. The primary functions of the Nominating and Corporate Governance Committee are to retain and terminate any search firm to be used to identify director candidates; to assess the need for new directors of the Company on an ongoing basis; to approve and recommend to the Board the director nominees for each annual meeting of shareholders and the director to serve as Chairman of the Board; to receive comments from all directors and report annually to the Board with an assessment of the Board’s performance; to review and reassess the adequacy of the Company’s Corporate Governance Guidelines and recommend any proposed changes to the Board for approval; to lead the Board in its annual review of the Board’s performance; to recommend to the Board director nominees for each committee of the Company; to review and reassess the adequacy of its written charter; and to annually review its own performance. The Nominating and Corporate Governance Committee identifies potential nominees for director based on specified objectives in terms of the composition of the Board, taking into account such factors as areas of expertise and geographic, occupational, gender, race and age diversity. Nominees will be evaluated on the basis of their experience, judgment, integrity, ability to make independent inquiries, understanding of the Company and willingness to devote adequate time to Board duties.

The Nominating and Corporate Governance Committee also will consider director candidates recommended by shareholders. A shareholder who wishes to recommend a director candidate for consideration by the Nominating and Corporate Governance Committee should send such recommendation to the Secretary of the Company, 250 Technology Park, Suite 124, Lake Mary, Florida 32746, who will forward it to the Nominating and Corporate Governance Committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder who wishes to nominate an individual as a director candidate at the annual meeting of shareholders, rather than recommend the individual to the Nominating and Corporate Governance Committee as a nominee, must comply with the advance notice requirements set forth in the Company’s By-Laws. A summary of such requirements is provided in this proxy statement under “Shareholder Proposals for 2006 Annual Meeting.” The Nominating and Corporate Governance Committee met one time during 2004.

The Board of Directors has a Compensation Committee, which currently consists of Messrs. McCormick (Chairperson) and Roberson and Dr. Steele. Each of the members of the Compensation Committee is “independent,” as such term for compensation committee members is defined in the listing standards of the Nasdaq Stock Market; each is a “Non-Employee Director” as defined in Rule 16b-3 under the Securities and Exchange Act of 1934, as amended; and each is an “Outside Director” as defined by the regulations under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). The primary functions of the Compensation Committee are to retain and terminate any compensation consultant to be used to assist in evaluation of director, Chief Executive Officer (“CEO”) or other executive compensation; to annually review and approve corporate goals and objectives relevant to CEO compensation, evaluate the CEO’s performance in light of those goals and objectives and set the CEO’s compensation levels based on such evaluation; to review and make recommendations to the Board with respect to incentive compensation plans and equity based plans; to annually review and approve for the CEO and other executive officers of the Company the annual base salary level, the annual incentive opportunity level, the long term incentive opportunity level, and any special or supplemental benefit; to approve and authorize the Company to enter into any employment agreements, severance agreements, change in control agreements or other compensation related agreements; to periodically review the Company’s policies on perquisites; to approve the amount of any discretionary contribution to be made by the Company under its 401(k) and deferred compensation plans; to recommend to the Board the form and amount of director compensation; to make regular reports to the Board; to review and reassess the adequacy of its written charter; and to annually review its own performance. The Board of Directors has adopted a written Charter of the Compensation Committee, which is available on the Company’s website at www.priorityhealthcare.com. The Compensation Committee met four times during 2004.

The Board of Directors of the Company has an Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, the current members of which are Messrs. Salentine (Chairperson) and Roberson and Ms. Hurtado. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the rules of the Nasdaq Stock Market that govern audit committee composition, including the requirement that the audit committee members all be “independent” directors, as that term for audit committee members is defined by the Nasdaq Stock Market rules and Rule 10A-3 of the Exchange Act. The Board of Directors has determined that each of Mr. Salentine and Mr. Roberson meets the Securities and Exchange Commission’s definition of “audit committee financial expert.” Among its current primary functions, the Audit Committee has the sole authority to retain and terminate the independent registered certified public accounting firm (subject, if applicable, to shareholder ratification), and is directly responsible for the compensation and executive oversight of the work of the Company’s independent registered certified public accounting firm; evaluates the qualifications, performance and independence of the independent registered certified public accounting firm; preapproves all auditing services and permitted non-audit services, including the fees and terms for such services (subject to the de minimus exception for non-audit services that are approved by the Audit Committee prior to completion of the audit) provided by the independent registered certified public accounting firm; reviews and discusses with management and the independent registered certified public accounting firm the Company’s annual and quarterly financial statements; reviews the performance of the Company’s internal audit function; discusses with management the Company’s major financial risk exposures and the steps management takes to monitor and control such exposures; discusses with management and the independent registered certified public accounting firm major issues regarding accounting principles and financial statement presentations and the adequacy of the Company’s internal control over financial reporting; reviews and approves all related-party transactions; and advises the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Ethics and Corporate Compliance Program. See “Audit Committee Report.” The Board of Directors has adopted a written Charter of the Audit Committee, which was attached to the proxy statement distributed to shareholders in connection with the Company’s 2003 annual meeting as Appendix A. A copy of the written Charter of the Audit Committee is also available on the Company’s website at www.priorityhealthcare.com. The Audit Committee met five times during 2004.

Code of Ethics and Business Practices

The Company has adopted a Code of Ethics and Business Practices (the “Code of Ethics ”) that applies to all of the Company’s directors, officers and employees, including its principal executive officer, principal financial officer, principal accounting officer and controller. The Code of Ethics is posted on the Company’s website at www.priorityhealthcare.com. The Company intends to disclose any amendments to the Code of Ethics by posting such amendments on its website. In addition, any waivers of the Code of Ethics for directors or executive officers of the Company will be disclosed in a report on Form 8-K.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of the Common Stock, to file reports of ownership with the Securities and Exchange Commission. Such persons also are required to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on its review of copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that during 2004, all filing requirements applicable to its executive officers, directors, and greater than 10% shareholders were complied with, except that Mr. Bindley failed to timely report his disposition of Class B Common Stock in connection with various gifts, and Mr. McCormick failed to timely report his conversion of Class A Common Stock into Class B Common Stock and his disposition of Class B Common Stock in connection with the transfer of shares among the GRATs holding his shares of Class B Common Stock.

Executive Officers

As used throughout this Proxy Statement, the term “executive officers” refers to William E. Bindley, Chairman of the Board; Robert L. Myers, Vice Chairman of the Board; Steven D. Cosler, President and Chief Executive Officer; Kim K. Rondeau, Executive Vice President—Specialty Pharmacy Sales and Marketing; Tracy R. Nolan, Executive Vice President and Chief Operating Officer; Rebecca M. Shanahan, Executive Vice President—Administration, Secretary and General Counsel; Guy F. Bryant, Executive Vice President—Distribution Services; and Stephen M. Saft, Senior Vice President, Chief Financial Officer and Treasurer.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Summary Compensation Table

The following table sets forth certain information regarding compensation paid during each of the Company’s last three years to the Company’s Chief Executive Officer and to each of the Company’s four other most highly compensated executive officers, based on salary and bonus earned during 2004 (the “Named Executive Officers”).

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Year	Salary	Bonus (1)	Other Annual Compensation (2)	Restricted Stock Award(s) (3)		Securities Underlying Options (4)	All Other Compensation
Steven D. Cosler	2004	$544,598	$282,792	$—	$346,951	(5)	80,750	$5,395	(6)
President and	2003	498,641	331,293	—	399,042	(7)	80,750	14,191
Chief Executive Officer	2002	346,154	453,041	—	377,425	(8)	115,000	24,191

Kim K. Rondeau	2004	$330,850	$81,616	$—	$162,292	(5)	38,000	$5,395	(6)
Executive Vice President—Specialty	2003	320,633	110,334	—	186,659	(7)	38,000	13,333
Pharmacy Sales and Marketing	2002	317,830	—	—	176,538	(8)	40,000	14,000

Tracy R. Nolan (9)	2004	$236,539	$88,594	$87,187	$353,992	(5)	101,000	$157	(10)
Executive Vice President and Chief	2003	—	—	—	—		—	—
Operating Officer	2002	—	—	—	—		—	—

Rebecca M. Shanahan	2004	$264,635	$87,900	$—	$162,292	(5)	38,000	$5,539	(11)
Executive Vice President—	2003	243,292	91,303	—	186,659	(7)	50,000	13,675
Administration, Secretary and	2002	191,169	98,462	—	176,538	(8)	80,000	140,864
General Counsel

Guy F. Bryant	2004	$269,246	$72,708	$—	$162,292	(5)	38,000	$5,395	(6)
Executive Vice President—	2003	248,941	80,809	—	186,659	(7)	38,000	13,736
Distribution Services	2002	211,923	194,834	—	176,538	(8)	40,000	23,333

(1)	Reflects bonus earned during the specified year, which bonuses at times have been paid in the following year.

(2)	Mr. Nolan’s other annual compensation in 2004 included $80,776 in relocation expenses reimbursed by the Company, a car allowance of $3,785 and $2,626 in COBRA expenses reimbursed by the Company. Other Named Executive Officers received car allowances in 2004, but such perquisite did not reach the threshold for reporting of the lesser of either $50,000 or 10% of salary and bonus set forth in the applicable rules of the Securities and Exchange Commission.

(3)	The dollar amounts shown in this column represent the market value of the restricted stock awarded under the Company’s 1997 Stock Option and Incentive Plan and are calculated by multiplying the closing market price of the Company’s Class B Common Stock on the date of award by the number of shares awarded. Holders of restricted stock are eligible to vote the shares and to receive dividends, if any. As of January 1, 2005, the number and value (based on the closing market price of the Company’s Class B Common Stock on December 31, 2004) of the unvested restricted stock awards held by the Named Executive Officers were as follows: Mr. Cosler: 41,765 shares ($909,224); Ms. Rondeau: 19,536 ($425,299); Mr. Nolan: 18,092 shares ($393,863); Ms. Shanahan: 19,536 shares ($425,299); and Mr. Bryant: 19,536 shares ($425,299).

(4)	Consists of options to acquire shares of Class B Common Stock of the Company. The Company has no SAR plan.

(5)	The total number of shares of restricted stock awarded to the Named Executive Officers in 2004 were: Mr. Cosler: 19,437 shares; Ms. Rondeau: 9,092 shares; Mr. Nolan: 18,092 shares; Ms. Shanahan: 9,092 shares; and Mr. Bryant: 9,092 shares. With the exception of 9,000 shares granted to Mr. Nolan, the restricted stock awards will vest one-fifth on November 2, 2005, one-fifth on November 2, 2006, one-fifth on November 2, 2007, one-fifth on November 2, 2008 and one-fifth on November 2, 2009. The additional restricted stock award of 9,000 shares granted to Mr. Nolan in connection with his joining the Company in March 2004 will vest one-fourth on March 31, 2005, one-fourth on March 31, 2006, one-fourth on March 31, 2007 and one-fourth on March 31, 2008.

(6)	Consists of $3,075 in Company contributions to the Company’s profit sharing plan, $2,050 in Company contributions to the Company’s deferred compensation plan and $270 in group life insurance premiums.

(7)	The total number of shares of restricted stock awarded to the Named Executive Officers in 2003 were: Mr. Cosler: 19,437 shares; Ms. Rondeau: 9,092 shares; Ms. Shanahan: 9,092 shares; and Mr. Bryant: 9,092 shares. The restricted stock awards vest one-fourth on October 27, 2004, one-fourth on October 27, 2005, one-fourth on October 27, 2006 and one-fourth on October 27, 2007.

(8)	The total number of shares of restricted stock awarded to the Named Executive Officers in 2002 were: Mr. Cosler: 15,500 shares; Ms. Rondeau: 7,250 shares; Ms. Shanahan: 7,250 shares and Mr. Bryant: 7,250 shares. The restricted stock awards vest one-fourth on October 21, 2003, one-fourth on October 21, 2004, one-fourth on October 21, 2005 and one-fourth on October 21, 2006.

(9)	Mr. Nolan joined the Company on March 15, 2004.

(10)	Consists of group life insurance premiums.

(11)	Consists of $3,075 in Company contributions to the Company’s profit sharing plan, $2,050 in Company contributions to the Company’s deferred compensation plan and $414 in group life insurance premiums.

Employment Agreements

The Company has entered into an Executive Employment Agreement with each of Messrs. Cosler, Bryant and Nolan, Ms. Rondeau and Ms. Shanahan. These agreements between the Company and Messrs. Cosler, Bryant and Nolan, Ms. Rondeau and Ms. Shanahan were entered into on November 19, 2002, December 6, 2002, March 15, 2004, November 2002, and November 20, 2002, respectively. The purpose of these agreements is to employ the executive on a full-time basis in accordance with the terms and conditions set forth in the agreements. Additionally, the agreements are designed to encourage each executive to remain with the Company by assuring each executive certain benefits in the event of the executive’s termination of employment or in the event of a “Change of Control” of the Company.

Each of the Executive Employment Agreements is automatically extended annually on December 31 for an additional one-year period, except in the case of Mr. Cosler, which is extended for an additional two-year period, unless notice is given by the Company or the executive. Under the Executive Employment Agreements, the executives receive annual base salaries, which such annual base salaries are subject to future annual increases, as compensation for the performance of their respective duties set forth in their agreements. Moreover, each executive is entitled to receive bonus compensation, as well as other benefits described in the agreements.

Each of the Executive Employment Agreements contains a confidentiality provision whereby each executive agrees not to disclose, use or make known for his/her or another’s benefit any Confidential

Information (as defined in the agreements) or use Confidential Information in any way other than in the best interest of the Company. The Company is entitled to injunctive relief (in addition to any other rights and remedies) in the event of any breach of these confidentiality provisions.

Upon a termination of an executive’s employment in the event of (i) executive’s death, (ii) a “Change of Control” of the Company (as defined in the agreement and described below), (iii) executive’s disability (as described in the agreement), (iv) termination by the executive “for good reason” (as defined in the agreement), or (v) termination by the Company without cause or notice of nonrenewal, the Company shall pay to the executive a lump sum payment equal to the sum of the following amounts: (i) the executive’s base salary that would have been paid to the executive throughout the greater of the number of months remaining under the term of the executive’s agreement or 12 months; (ii) the annual bonus amount in the year of termination of the executive’s employment; and (iii) the annualized long-term incentive award for the year in which the executive’s employment is terminated. Under these agreements, an executive is not entitled to such a lump sum payment in the event the executive’s employment is terminated “for cause” (as defined in the agreement).

Each of the Executive Employment Agreements contains a “Change of Control” provision designed to protect Messrs. Cosler, Nolan and Bryant, Ms. Rondeau and Ms. Shanahan against termination of their employment upon a “Change of Control” of the Company. For the purposes of the Executive Employment Agreements, “Change of Control” is broadly defined to include, among other things, the acquisition by a person or group of persons of 25% or more of the outstanding shares of common stock of the Company, or the combined voting power of the common stock of the Company; the replacement of a majority of the current board of directors; the approval by the shareholders of the Company of a reorganization, merger or consolidation; or the approval by shareholders of a liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company.

Upon a “Change of Control” of the Company, the term of the Executive Employment Agreements automatically becomes a term of three years commencing on the date of any such “Change of Control.” Following a “Change of Control,” Messrs. Cosler, Nolan and Bryant, Ms. Rondeau and Ms. Shanahan are entitled to the benefits provided by the Executive Employment Agreement upon any termination of the executive’s employment with the Company or upon any termination at the executive’s option in response to certain actions by the Company including, among other things, a substantial reduction in their duties or responsibilities or assignment of duties materially inconsistent with the executive’s duties with the Company prior to the “Change of Control;” a reduction in the level of salary payable to them; the failure by the Company to continue to provide them with benefits substantially similar to those previously provided to them; their required relocation; or the breach by the Company of any of the provisions of the Executive Employment Agreement.

If an executive is entitled to the benefits payable under the “Change of Control” provisions of the Executive Employment Agreements, then such executive shall receive within 30 days following the termination, all earned but unpaid salary, bonus and incentive payments through the date of the executive’s termination. In addition, the executive shall be entitled to a lump sum payment of an amount equal to 2.9 times the higher of (i) the executive’s average includable compensation paid by the Company for the five most recent taxable years ending before the date on which the “Change of Control” occurs or (ii) the executive’s base salary plus the executive’s applicable annual bonus opportunity. Any lump sum payment will be grossed up in an amount sufficient to cover any excise tax imposed upon such payment pursuant to Section 4999 of the Code.

The Company has entered into a non-compete agreement with each of Messrs. Cosler, Bryant and Nolan, Ms. Rondeau and Ms. Shanahan. These non-compete agreements contain confidentiality provisions and provide that, for a period of one year after termination of employment with the Company, the executive may not compete with the Company, solicit the Company’s customers or induce the Company’s employees to terminate their employment.

Agreements with the Vice Chairman

On July 1, 1996, the Company entered into a Termination Benefits Agreement with Mr. Myers, the current Vice Chairman of the Board of Directors of the Company. The purpose of the agreement was to encourage him to remain with the Company by assuring him of certain benefits in the event of a “Change in Control” of the Company.

The Termination Benefits Agreement provides for payments to Mr. Myers upon the occurrence of certain events. The Termination Benefits Agreement had an initial term through December 31, 1998 and is automatically extended annually for an additional one-year period unless notice is given by the Company or Mr. Myers. On June 30, 2004, the Company and Mr. Myers entered into an agreement (described further below) which, among other things, provided notice by the Company that it will not extend the term of the Termination Benefits Agreement and that the Termination Benefits Agreement and any amendments thereto will be void and have no further force or effect after December 31, 2007.

The Termination Benefits Agreement is designed to protect Mr. Myers against termination of his employment following a “Change in Control” of the Company. For purposes of the Termination Benefits Agreement, “Change in Control” is broadly defined to include, among other things, the acquisition by a person or group of persons of 25% or more of the combined voting power of the stock of the Company, the replacement of a majority of the current Board of Directors, the approval by the shareholders of the Company of a reorganization, merger or consolidation, or the approval by the shareholders of a liquidation or dissolution of the Company or the sale or disposition of all or substantially all of the assets of the Company.

Following a “Change in Control,” Mr. Myers is entitled to the benefits provided by the Termination Benefits Agreement in the event his employment is terminated within three years for any reason other than his death, disability, or normal retirement or is terminated by the Company for cause. In addition, Mr. Myers is entitled to the benefits of the Termination Benefits Agreement if, after a “Change in Control,” he terminates his employment with the Company within three years in response to certain actions by the Company which include, among other things, a substantial reduction in his duties or responsibilities, a reduction in the level of salary payable to him, the failure by the Company to continue to provide him with benefits substantially similar to those previously provided to him, the required relocation of Mr. Myers, or the breach by the Company of any of the provisions of the Termination Benefits Agreement.

Upon termination of employment, if Mr. Myers is entitled to the benefits payable under the Termination Benefits Agreement, he shall receive within 30 days following the termination all earned but unpaid salary, bonus and incentive payments through the date of his termination. In addition, he shall be entitled to a lump-sum payment of an amount equal to 2.9 times his average annual compensation paid by the Company for the past five years (his “Base Amount”). Any lump sum payment will be grossed up in an amount sufficient to cover any excise tax imposed upon such payment pursuant to Section 4999 of the Code.

On June 30, 2004, the Company entered into an additional agreement with Mr. Myers. The purpose of this agreement was to formally retain the services of Mr. Myers on a part-time basis. The agreement with Mr. Myers continues for such period of time as Mr. Myers continues to serve as Vice Chairman. Under the agreement, Mr. Myers receives an annual salary of $100,000, he is entitled to participate in benefit plans of the Company and his stock options will remain exercisable in accordance with their terms during the term of the agreement. The agreement may be terminated upon the mutual agreement of the Company and Mr. Myers or may be terminated by the Company upon 30 days prior written notice for Cause (as defined in the agreement) or immediately upon the death of Mr. Myers. If the agreement is terminated for the foregoing reasons or expires, the Company shall pay Mr. Myers that portion of his salary earned but not yet paid through the date of expiration or termination, but shall have no further obligations under this agreement.

The agreement with Mr. Myers contains a confidentiality provision whereby he agrees not to disclose, use or make known for his or another’s benefit any Confidential Information (as defined in the agreement) or use Confidential Information in any way other than in performing services for the Company or as authorized in writing by the Company. The agreement also provides that during his employment by the Company and for a period of 24 months thereafter, Mr. Myers may not compete with the Company or induce the Company’s employees, agents or independent contractors to terminate their employment or engagement with the Company.

In addition to the foregoing, the agreement amends certain terms defined in Mr. Myers’ Termination Benefits Agreement. The agreement provides that (1) a sale of the Company’s distribution division will not constitute a “Change in Control” of the Company under the Termination Benefits Agreement and (2) any compensation realized by Mr. Myers from the exercise of Company stock options on or after December 31, 2001 will not be included in calculating his “Base Amount” under the Termination Benefits Agreement.

Compensation of Directors

The Company pays each member of the Board who is an “independent director,” as such term is defined by the listing rules of the Nasdaq Stock Market, an annual retainer of $15,000 and a fee of $1,000 for each Board meeting attended (in person or by telephone) and $500 for each committee meeting attended (in person or by telephone). The annual retainer is paid 50% in cash, or $7,500, in twelve equal monthly installments of $625 each, and 50%, or $7,500, in the form of shares of Class B Common Stock granted under the Company’s Outside Directors Stock Plan, valued at 100% of the fair market value of such shares on the date of grant, with the date of grant being the date of the annual meeting of shareholders of the Company held each year. All directors are reimbursed for all reasonable out-of-pocket expenses incurred in connection with attendance at meetings. In 2004, the Company paid $99,692 to Mr. Bindley for services that he provided in his capacity as Chairman of the Board. Mr. Bindley does not participate in any benefit plans of the Company, other than the Company’s health insurance plan. In 2004, the Company paid $103,846 to Mr. Myers for services he provided in his capacity as Vice Chairman of the Board. Mr. Myers also participated in the Company’s group life insurance and health insurance plans.

On August 25, 1997, the Board of Directors and the then sole shareholder adopted the Outside Directors Stock Plan. On February 18, 2004, the Company’s Board of Directors, and on May 17, 2004, the shareholders of the Company, approved an amendment to the Outside Directors Stock Plan which, among other things, increased from 75,000 to 175,000 the total number of shares of Class B Common Stock subject to issuance thereunder. Pursuant to the Outside Directors Stock Plan, each Eligible Director (as defined therein) had been automatically granted an option to purchase 3,000 shares of Class B Common Stock on June 1 of each year beginning June 1, 1998. The amendment to the Outside Directors Stock Plan increased the number of shares of Class B Common Stock subject to such annual option grant to 4,000, beginning June 1, 2004, subject to future increases or decreases by the Compensation Committee in its discretion. The option exercise price per share is equal to the fair market value of one share of Class B Common Stock on the date of grant. Each option becomes exercisable six months following the date of grant and expires ten years following the date of grant. Subject to certain exceptions, options may be exercised by the holder only if he or she has been in continuous service on the Board of Directors at all times since the grant of the option. There are currently five Eligible Directors—Messrs. McCormick, Roberson and Salentine, Dr. Steele and Ms. Hurtado. The Eligible Directors are not currently eligible for grants or awards under any other stock, bonus or benefit plans of the Company.

Employee Stock Purchase Plan

On February 19, 2003, the Company’s Board of Directors adopted, and on May 19, 2003 the shareholders of the Company approved, the Company’s Employee Stock Purchase Plan (the “ESPP”). The ESPP is a tax-qualified employee stock purchase plan intended to comply with Section 423 of the Code and Rule 16b-3 of the Securities Exchange Act of 1934, as amended. The ESPP reserves 500,000 shares of the Company’s Class B Common Stock for issuance and purchase thereunder. Under the ESPP, participants are permitted to purchase the Company’s Class B Common Stock at a price which is eighty-five percent of the stock’s fair market value on either the first or last business day of each calendar quarter, whichever price is lower. The participants fund the purchases of the shares through payroll deductions. Unless the participant discontinues payroll deductions, on the last business day of each calendar quarter, a participant is deemed, without further action, to have purchased shares of the Company’s Class B Common Stock with the entire balance in his payroll deduction account. Substantially all of the Company’s full time employees are eligible to participate in the ESPP. As of March 14, 2005, an aggregate of 22,926 shares had been purchased under the ESPP.

Profit Sharing Plan

The Company and its subsidiaries maintain a qualified profit sharing plan (the “Profit Sharing Plan”) for eligible employees of the Company and its subsidiaries. All employees are generally eligible to participate in the Profit Sharing Plan as of the first January 1, April 1, July 1 or October 1 after having completed at least 90 days of service (as defined in the Profit Sharing Plan) and having reached age 18.

The annual contribution of the Company to the Profit Sharing Plan is at the discretion of the Board of Directors and during the last three years has been between 1.5% and 7.0% of a participant’s compensation for the year. The employer contribution for a year is allocated among participants employed on the last day of the year in proportion to their relative compensation for the year. In order to be eligible to receive a share of the employer contribution, an employee must have completed at least a year of service (as defined in the Profit Sharing Plan). In addition, the Profit Sharing Plan includes a 401(k) feature pursuant to which a participant may, subject to the limitations imposed by the Code, elect to have a percentage of his or her pre-tax compensation withheld from pay and contributed to the Profit Sharing Plan. Subject to applicable Code requirements, employees may make “rollover” contributions to the Profit Sharing Plan of qualifying distributions from other employers’ eligible retirement plans.

Nonqualified Deferred Compensation Arrangement

Effective January 1, 1999, the Company established the Priority Healthcare Corporation 401(k) Excess Plan. Effective December 1, 2002, the Company amended and restated the Priority Healthcare Corporation 401(k) Excess Plan and renamed it the Priority Healthcare Corporation Non-Qualified Deferred Compensation Plan (the “Deferred Compensation Plan“). The Deferred Compensation Plan is a non-qualified deferred compensation plan for a select group of executive employees. Messrs. Cosler, Nolan, Bryant and Saft, Ms. Rondeau and Ms. Shanahan are currently eligible to participate in the Deferred Compensation Plan.

The Deferred Compensation Plan is designed to permit the eligible executives voluntarily to defer portions of their pre-tax compensation beyond what they elect to defer under the 401(k) feature of the Profit Sharing Plan. Under the Deferred Compensation Plan, an eligible executive can elect to defer up to 100% of those portions of his compensation that he does not elect to defer under the Profit Sharing Plan.

Before the beginning of each calendar year, an eligible executive may make an election to defer compensation to be earned in that calendar year. Amounts deferred by eligible executives under the Deferred Compensation Plan will be deposited by the Company in a grantor trust (the “Trust”), which is designed to be a “rabbi trust” under IRS rules. Reliance Trust Company serves as trustee of the Trust. An executive’s salary deferrals (and attributable earnings) are fully vested and nonforfeitable.

For any calendar year, the Company may make on behalf of eligible executives matching contributions, in an amount determined by the Company in its discretion, or non-matching employer contributions, in an amount determined by the Company in its discretion. Employer contributions are also deposited in the Trust. Employer contributions (and attributable earnings) credited to an eligible executive become vested when the executive reaches a “distributable event,” as defined below, or, if earlier, immediately prior to (1) a change of control, as defined in the Deferred Compensation Plan, (2) termination of the executive’s employment because of death or total and permanent disability, or (3) the Company becoming insolvent, as defined in the Deferred Compensation Plan. For purposes of the Deferred Compensation Plan, a “distributable event” occurs with respect to an executive when (1) the executive terminates employment with the Company, (2) the executive dies, (3) the executive becomes disabled, (4) the Company undergoes a change in control, or (5) the Deferred Compensation Plan terminates.

Amounts credited to an executive’s accounts under the Deferred Compensation Plan are credited with investment earnings or losses based on the investment earnings and losses of the Trust. Executives may indicate the investment option or options in which they would like their accounts invested, but the Trustee is not obligated to consider or follow participants’ investment directions in determining how to invest the assets of the Trust.

Under the Deferred Compensation Plan, a participating executive, at the time he makes his deferral election, may choose the form in which his benefits attributable to those deferrals will be paid to him or his beneficiary upon a distributable event. The two options available are a single lump sum payment or equal installment payments, each in the amount designated by the participating executive, continuing until the executive’s account balance is fully distributed. Distribution to an executive or his beneficiary is made or commences as of the first day of the calendar year following the occurrence of the distributable event.

Stock Options

On August 25, 1997, the Company’s Board of Directors and the then sole shareholder adopted the 1997 Stock Option and Incentive Plan (the “1997 Stock Option Plan”). On May 21, 1998, the shareholders of the Company approved the adoption of the 1997 Stock Option Plan at the 1998 annual meeting of shareholders. On May 10, 1999, the shareholders approved an amendment to the Company’s 1997 Stock Option Plan which increased to 4,832,894 (as adjusted for the May 1999 three-for-two stock split and the November 2000 two-for-one stock split), the total number of shares of the Company’s Class B Common Stock reserved for issuance under the plan, subject to adjustment in certain events. On May 21, 2001, the shareholders approved an amendment to the Company’s 1997 Stock Option Plan which increased from 4,832,894 to 6,400,000 the total number of shares of the Company’s Class B Common Stock reserved for issuance under the plan, subject to adjustment in certain events. On May 19, 2003, the shareholders approved an amendment to the Company’s 1997 Stock Option Plan which increased from 6,400,000 to 7,900,000 the total number of shares of Class B Common Stock subject to issuance under the plan, subject to adjustment in certain events.

The 1997 Stock Option Plan provides for the grant to officers, key employees and consultants of the Company of options to purchase shares of Class B Common Stock and restricted shares of Class B Common Stock. Stock options granted under the 1997 Stock Option Plan may be either options intended to qualify for federal income tax purposes as “incentive stock options” or options not qualifying for favorable tax treatment (“nonqualified stock options”). No individual participant may receive awards for more than 300,000 shares in any calendar year.

On September 15, 1998, the Company’s Board of Directors adopted the Broad Based Stock Option Plan (the “Broad Based Plan”). The Company’s Board of Directors amended the Broad Based Plan on November 29, 2000. The Broad Based Plan reserves for issuance 1,837,323 shares of the Company’s Class B Common Stock, subject to adjustment in certain events. The Broad Based Plan provides for the grant to employees, other than officers and directors of the Company, of options to purchase shares of Class B Common Stock. All options granted under the Broad Based Plan are nonqualified stock options. No individual participant may receive awards for more than 50,000 shares in any calendar year.

The following table sets forth information with respect to options granted by the Company under the 1997 Stock Option Plan to the Named Executive Officers during 2004.

Option Grants in Last Fiscal Year

Individual Grants					Grant Date Value
Name	Number of Securities Underlying Options Granted	% of Total Options Granted to Employees in Fiscal Year	Exercise Price	Expiration Date	Grant Date Present Value (1)
Steven D. Cosler	75,148(2)	9.41%	$17.85	11/2/14	$583,900(3)
	5,602(4)	0.70%	17.85	11/2/14	29,186(5)
Kim K. Rondeau	32,398(2)	4.06%	$17.85	11/2/14	$251,732(3)
	5,602(4)	0.70%	17.85	11/2/14	29,186(5)
Tracy R. Nolan	32,398(2)	4.06%	$17.85	11/2/14	$251,732(3)
	5,602(4)	0.70%	17.85	11/2/14	29,186(5)
	63,000(6)	7.89%	21.30	3/31/14	646,380(7)
Rebecca M. Shanahan	32,398(2)	4.06%	$17.85	11/2/14	$251,732(3)
	5,602(4)	0.70%	17.85	11/2/14	29,186(5)
Guy F. Bryant	32,398(2)	4.06%	$17.85	11/2/14	$251,732(3)
	5,602(4)	0.70%	17.85	11/2/14	29,186(5)

(1)	The Company does not believe that the Black-Scholes model or any other valuation model is a reliable method of computing the present value of the Company’s employee stock options. The value ultimately realized, if any, will depend on the amount by which the market price of the stock exceeds the exercise price on the date of exercise. The grant date present value calculation uses an expected option term based on past experience, rather than the contract term of the options. The use of an expected term produces a valuation adjustment for non-transferability of the options. There have been no adjustments made for risk of forfeiture of the options.

(2)	Nonqualified stock options to purchase Class B Common Stock granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable at the rate of 25% per year, beginning January 1, 2006.

(3)	The grant date present value is based on a Black-Scholes model and assumes a risk-free rate of return of 3.31%, an expected term of 4.3 years, a dividend yield of 0.00% and a stock volatility of 49.45%.

(4)	Incentive stock options to purchase Class B Common Stock granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable in full on or after January 1, 2006.

(5)	The grant date present value is based on a Black-Scholes model and assumes a risk-free rate of return of 2.91%, an expected term of 3.1 years, a dividend yield of 0.00% and a stock volatility of 37.37%.

(6)	Nonqualified stock options to purchase Class B Common Stock granted at 100% of the fair market value of the stock on the date of grant. The options are exercisable at the rate of 25% per year, beginning March 31, 2005.

(7)	The grant date present value is based on a Black-Scholes model and assumes a risk-free rate of return of 2.63%, an expected term of 4.3 years, a dividend yield of 0.00% and a stock volatility of 57.79%.

The following table sets forth information with respect to the exercise of options to acquire Class B Common Stock by the Named Executive Officers during 2004 and the number and value of unexercised options held by the Named Executive Officers at fiscal year end.

Aggregated Option Exercises in Last Fiscal Year
and Fiscal Year-End Option Values

			Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End (1)
Name	Shares Acquired on Exercise	Value Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Steven D. Cosler	—	$—	486,330	209,780	$2,041,625	$387,108
Kim K. Rondeau	—	$—	101,032	84,968	$10,270	$179,772
Tracy R. Nolan	—	$—	—	101,000	$—	$178,570
Rebecca M. Shanahan	—	$—	66,719	101,281	$76,998	$179,772
Guy F. Bryant	—	$—	469,847	89,968	$3,219,444	$179,772

(1)	The closing price of the Company’s Class B Common Stock as reported by the Nasdaq National Market System on December 31, 2004 was $21.77. The value is calculated on the basis of the difference between the Class B Common Stock option exercise price and $21.77, multiplied by the number of “In-the-Money” shares of Class B Common Stock underlying the option.

Equity Compensation Plan Information

The following table gives information about the Company’s Class B Common Stock that may be issued under all of the Company’s existing equity compensation plans as of January 1, 2005.

	A	B	C
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (#)	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A)) (#)
Equity compensation plans approved by security holders (1)	5,141,864 (2)	20.81	1,449,224 (3)
Equity compensation plans not approved by security holders (4)	1,118,820	26.91	281,855
Total	6,260,684	21.93	1,731,079

(1)	Consists of the Company’s 1997 Stock Option Plan, its Outside Directors Stock Plan and its Employee Stock Purchase Plan.

(2)	Includes 156,207 shares of unvested restricted Class B Common Stock granted under the Company’s 1997 Stock Option Plan.

(3)	Includes 868,150 shares available for issuance as incentive stock options, non-qualified stock options or restricted stock under the Company’s 1997 Stock Option Plan. Also includes 477,044 shares available for issuance under the Company’s Employee Stock Purchase Plan and 104,000 shares available for issuance under the Company’s Outside Directors Stock Plan.

(4)	Consists of the Company’s Broad Based Option Plan. The material terms of this plan are described above under “Compensation of Executive Officers and Directors—Stock Options.”

Compensation Committee Report On Executive Compensation

The Compensation Committee’s practice with respect to executive compensation has been to: (a) conduct annual merit reviews for individuals throughout the year; (b) grant stock options and/or restricted stock in the fall of each year or such other times as deemed advisable by the Compensation Committee; and (c) approve annual bonuses payable, in whole or in part, during the following March. The Compensation Committee applied the criteria discussed below to the 2004 annual merit reviews and the 2004 annual bonus amounts for the executive officers.

Executive Compensation Policy

The Company’s compensation policy is designed to: (a) be competitive so that the Company can attract, reward, and retain the quality talent that is essential to its continued success; (b) motivate key employees through the use of incentive compensation programs, including annual bonuses, stock option grants and restricted stock grants; (c) treat employees fairly and, at the same time, be cost effective; (d) foster teamwork within the Company so that employees share in the rewards and risks of the Company; (e) offer executive officers the opportunity to achieve significant levels of ownership in the Company’s stock so that their interests will be aligned with those of its shareholders; and (f) assure that executive officers’ compensation will generally be tax deductible. Consistent with this policy, the compensation of executive officers has been and will be related in substantial part to Company performance. Compensation for executive officers consists of base salary, bonuses, stock option grants and restricted stock.

Cash Based Compensation

Base Compensation.    In making compensation decisions, the Compensation Committee’s subjective review process primarily includes: (a) an analysis of executive compensation levels at industry peer organizations by reviewing proxy statements and national compensation surveys and reports; (b) individual efforts and accomplishments within the Company, the industry, and the community; (c) management experience and development; (d) team building skills consistent with the Company’s best interests; (e) base compensation paid to other executive officers within the Company; and (f) observance of the Company’s ethics and compliance program. Base compensation for 2004 was established for the executive officers after a merit review was conducted by the CEO.

Annual Bonus.    In 2003, the Board of Directors adopted, and the shareholders approved, the Company’s 2003 Cash Bonus Performance Plan for Executives (the “Bonus Plan”) in order to provide to executives bonus incentives that qualify as performance-based compensation within the meaning of Section 162(m) of the Code. Section 162(m) imposes a $1 million limit on the deductibility of non-performance-based compensation paid to certain executives of public companies.

Under the Bonus Plan, the Compensation Committee has discretion: (1) to determine the executive officers of the Company and its subsidiaries eligible for bonus awards; (2) to determine the amount of such bonuses, subject to the terms of the Bonus Plan; and (3) to establish and administer performance targets. Performance targets may be based on one or more of the following business criteria (each as defined in the Bonus Plan): Annual Return to Shareholders, Dispensing Accuracy Rate, Earnings from Operations, Earnings from Operations as a Percentage of Net Sales, Employee Turnover Rate, Expense Plan Performance, Gross Profit, Gross Profit of a Division or Unit, Implementation of Information Systems, Net Earnings, Net Earnings before Nonrecurring Items, Net Sales, Net Sales of a Division or Unit, Net Sales of a Specified Payor, Net Sales of a Specified Product, Obtaining a Contract with a Payor, Prescription Unit Expense, Retaining a Contract with a Payor, Return on Assets, Return on Equity, EPS, EBITDA, or EBITDA before Nonrecurring Items. The specific performance targets with respect to the business criteria must be established by the Compensation Committee in advance of the deadlines applicable under Section 162(m) and while the performance relating to the performance targets remains substantially uncertain within the meaning of Section 162(m). In addition to the specified business criteria, the Compensation Committee is also authorized to establish other conditions and terms of payment of bonuses as it deems appropriate. Participants chosen by the

Compensation Committee may receive a bonus if and only if the performance targets established by the Compensation Committee are attained.

For 2004, the Compensation Committee selected each of Messrs. Cosler, Nolan, Bryant and Saft, Ms. Rondeau and Ms. Shanahan as executive officers eligible to receive bonus awards under the Bonus Plan. The Compensation Committee set the maximum bonus amount payable to each executive, if the performance targets based on the Company’s Net Earnings and Net Sales for 2004 were satisfied. Following the end of 2004, after completion of the audit of the Company’s financial statements, the Compensation Committee reviewed the business results and determined that the performance targets established by the Compensation Committee for the year ended January 1, 2005 were partially satisfied. Based on these results, bonus amounts were paid to the respective executive officers and the Compensation Committee certified that the bonus amounts had been accurately determined in accordance with the terms of the Bonus Plan.

In addition to bonus amounts paid to executives under the Bonus Plan, another portion of the total bonus amounts paid to executives consists of annual bonus payments under the Company’s general bonus program. The Compensation Committee gives consideration to the Company’s overall performance and the executive officer’s performance for the specific areas of the Company under his or her direct control. This balance supports accomplishment of overall objectives and rewards individual contributions by the executive officers. Each year, the CEO and the Chief Financial Officer apprise the Compensation Committee which financial and operational goals are the most appropriate measures of performance within the industry and within the Company, and the Compensation Committee then bases its bonus decisions on such criteria. The 2004 annual bonuses under the general bonus program were approved by the Compensation Committee after receiving input from the CEO based upon the subjective criteria used for establishing base compensation as set forth above.

The Compensation Committee’s intent is to make the executive officers’ total cash compensation package (base compensation plus total annual bonus) competitive with other publicly-traded companies of comparable size and stature within the specialty pharmacy and health care services industry, based on its analysis of total cash compensation for similar executive officers within the industry.

Equity Based Compensation

The Compensation Committee believes that equity compensation, in the form of stock options and restricted stock, is an important element of performance based compensation of executive officers. By granting stock options and restricted stock, the Compensation Committee will continue the Company’s practice of increasing key employees’ equity ownership in order to ensure that their interests remain closely aligned with those of the Company’s shareholders. Stock options and equity ownership in the Company provide a direct link between executive compensation and shareholder value. Stock options also create an incentive for key employees to remain with the Company for the long term because the options are not immediately exercisable and, if not exercised, are in most cases forfeited if the employee leaves the Company before retirement. Likewise, restricted stock grants vest over a four or (effective with the November 2, 2004 restricted stock grants) five-year period and the unvested portion is generally forfeited if the employee leaves the Company before retirement.

Consistent with the above philosophy, the Compensation Committee, based on input from the CEO, approved the granting of stock options to one executive officer on March 31, 2004 when he joined the Company, to 151 officers and other employees on November 2, 2004, and to other employees as they joined the Company during the year. On March 31, 2004, the Compensation Committee also awarded restricted stock to one executive officer when he joined the Company. In addition, on November 2, 2004, the Compensation Committee awarded restricted stock to six executive officers and eight other employees. For the executive officers (other than the CEO) the Compensation Committee considered: (a) the CEO’s input; (b) subjective criteria with respect to individual performance, including individual efforts and accomplishments, experience, and team building skills; and (c) the relative number of stock option and restricted stock grants to other executive officers within the Company.

Compensation of Steven D. Cosler, President and Chief Executive Officer

Mr. Cosler’s cash compensation is based on the same factors as the other executive officers. The Compensation Committee’s decision to increase Mr. Cosler’s base compensation in 2004 was based on the subjective criteria previously set forth in this report in the discussion with respect to cash compensation.

Mr. Cosler also participates in the Company’s equity based compensation program. By employing the subjective criteria previously set forth in the discussion with respect to cash and equity based compensation, the Compensation Committee granted to Mr. Cosler the stock options shown in the Option Grants In Last Fiscal Year table set forth under “Compensation of Executive Officers and Directors—Stock Options.” The Compensation Committee also granted to Mr. Cosler 19,437 shares of restricted stock in 2004.

It is the Compensation Committee’s view that Mr. Cosler’s total compensation package for 2004 was based on an appropriate balance of: (a) individual performance; (b) Company performance; and (c) other CEO compensation packages within the specialty pharmacy and health care services industry. The Compensation Committee points out that the companies used for evaluation of competitive compensation may not, in all cases, be the same as those companies comprising the industry peer group described under “Compensation of Executive Officers and Directors—Performance Graph.”

Deductibility of Compensation Over $1 Million

U.S. federal income tax law disallows a deduction for certain compensation paid in excess of $1 million to the Company’s Chief Executive Officer and to each of the other four most highly compensated executive officers of the Company. However, performance-based compensation is fully deductible if the programs are approved by shareholders and meet certain other requirements. The Company has taken steps to maximize the deductibility of stock options granted under the 1997 Stock Option Plan and payments under the 2003 Cash Bonus Performance Plan for Executives.

The Compensation Committee desires to optimize both the effectiveness and tax deductibility of compensation for executive officers. However, the Compensation Committee recognizes that under certain circumstances the payment of non-deductible compensation may be necessary to best achieve the Company’s goals.

Review of all Components of Executive Compensation

In addition to the foregoing, in 2004 the Compensation Committee reevaluated all components of the Company’s President and Chief Executive Officer’s and the other executive officers’ compensation packages, including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock options and restricted stock awards, the dollar value to the executive and the cost to the Company of all perquisites and other personal benefits and the actual projected payout obligations under the Company’s profit sharing and deferred compensation plans and under several potential severance and change-in-control scenarios. The Compensation Committee also compared salary, bonus and equity compensation packages over the most recently reported two-year period to the compensation packages of individuals holding the same or similar positions at certain peer companies within the specialty pharmacy and health care services industry.

Based upon this review, the Compensation Committee found the Company’s President and Chief Executive Officer’s and other executive officers’ total compensation in the aggregate to be reasonable and not excessive.

Compensation Committee
Michael D. McCormick
Richard W. Roberson
Glenn D. Steele, Jr., M.D., Ph.D.

Performance Graph

The performance graph set forth below compares the cumulative total shareholder return on the Company’s Class B Common Stock with the Nasdaq Stock Market Index and with peer industries within SIC Code 5122 (Drugs, Drug Proprietaries and Druggists’ Sundries) for the period from December 31, 1999 through January 1, 2005.

Comparison of Cumulative Total Return Among The Company,
Nasdaq Market Index and Index of Companies in SIC 5122

	December 31, 1999	December 30, 2000	December 29, 2001	December 28, 2002	January 3, 2004	January 1, 2005
Nasdaq Stock Market	$100.00	$62.85	$50.10	$34.95	$52.55	$56.97
SIC 5122 Companies	$100.00	$196.48	$199.57	$175.64	$189.37	$189.83
Priority Healthcare Corporation	$100.00	$282.08	$247.08	$160.48	$166.57	$150.46

Notwithstanding anything to the contrary set forth in any of the Company’s previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that may incorporate future filings (including this Proxy Statement, in whole or in part), the Compensation Committee Report on Executive Compensation, the stock price Performance Graph and the Audit Committee Report shall not be incorporated by reference in any such filings.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee members during 2004 were Messrs. McCormick and Roberson and Dr. Steele. None of such members was involved in a relationship requiring disclosure as an interlocking executive officer/director or under Item 404 of Regulation S-K or as a former officer or employee of the Company.

APPOINTMENT OF THE INDEPENDENT REGISTERED
CERTIFIED PUBLIC ACCOUNTING FIRM

The Audit Committee’s appointment of PricewaterhouseCoopers LLP as the independent registered certified public accounting firm for the Company during 2005 will be submitted to the meeting in order to permit the shareholders to ratify such appointment. In the event the shareholders do not ratify the appointment of PricewaterhouseCoopers LLP as the independent registered certified public accounting firm for the Company, a selection of another independent registered certified public accounting firm will be made by the Audit Committee. A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting, will be given an opportunity to make a statement if he or she desires and will respond to appropriate questions. Notwithstanding ratification by the shareholders, the Audit Committee reserves the right to replace the independent registered certified public accounting firm at any time.

The Board of Directors recommends a vote FOR
the ratification of the appointment of
PricewaterhouseCoopers LLP.

AUDIT COMMITTEE REPORT

The Audit Committee reviews the Company’s financial reporting process on behalf of the Board of Directors. The Company’s management is responsible for the Company’s financial statements and reporting process, including the system of internal control over financial reporting, and has represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The independent registered certified public accounting firm is responsible for performing an independent audit of the Company’s financial statements and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States, as well as auditing the effectiveness of the Company’s internal control over financial reporting.

In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements with the Company’s management and the independent registered certified public accounting firm. The Audit Committee reviewed, and discussed with management and the independent registered certified public accounting firm, management’s report and the accounting firm’s report and audit of the Company’s internal control over financial reporting. The Audit Committee also discussed with the independent registered certified public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has discussed with the independent registered certified public accounting firm the firm’s independence from the Company and its management, including the matters in the written disclosures and letter which were received by the Audit Committee from the independent registered certified public accounting firm as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Based on the reviews and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended January 1, 2005 for filing with the Securities and Exchange Commission.

Audit Committee
Thomas J. Salentine
Kathleen R. Hurtado
Richard W. Roberson

INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM’S FEES

The Company incurred the following fees for services performed by PricewaterhouseCoopers LLP in fiscal years 2004 and 2003.

Audit Fees

Fees for professional services provided in connection with the audit of the Company’s annual financial statements and internal control over financial reporting and review of the Company’s financial statements included in the Company’s Quarterly Reports on Form 10-Q were approximately $1,091,000 for fiscal year 2004 ($811,200 of which related to the audit of the Company’s internal control over financial reporting), and were $182,200 for fiscal year 2003 ($2,200 of which related to fees for services in connection with the independent registered certified public accounting firm’s consent included in a Form S-8 filed by the Company in 2003).

Audit-Related Fees

Fees for services rendered in connection with the Company’s acquisitions during the year were $6,200 for fiscal year 2004 and $3,500 for fiscal year 2003.

Tax Fees

Fees for services rendered to the Company for tax compliance, tax advice and tax planning, including assistance in the preparation and filing of tax returns, were $37,000 for fiscal year 2004 and $66,640 for fiscal year 2003.

All Other Fees

Fees for services rendered in connection with the Company’s preparation of stock option disclosure were $7,300 for fiscal year 2004 and $7,300 for fiscal year 2003.

The Audit Committee believes that PricewaterhouseCoopers LLP’s provision of non-audit services is compatible with maintaining such firm’s independence.

Pre-Approval Policy

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered certified public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered certified public accounting firm and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered certified public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

For fiscal year 2004, pre-approved non-audit services included only those services described above for “Audit-Related Fees,” “Tax Fees,” and “All Other Fees.” The aggregate amount of all such non-audit services constitutes approximately 4.4% of the total amount of fees paid by the Company to PricewaterhouseCoopers.

PRINCIPAL OWNERS OF COMMON STOCK

The following table sets forth as of January 31, 2005, the number of shares of each class of Common Stock of the Company owned by any person (including any group) known by management to beneficially own more than 5% of each class of Common Stock of the Company, by each of the Named Executive Officers, and by all directors and executive officers of the Company as a group. Unless otherwise indicated in a footnote, each individual or group possesses sole voting and investment power with respect to the shares indicated as beneficially owned. The number of shares of Class B Common Stock shown in the table below as beneficially owned by each individual or entity includes any shares of Class A Common Stock beneficially owned by such person or entity, as indicated, because any holder of shares of Class A Common Stock may request to convert any or all of such shares into shares of Class B Common Stock at any time on a one-for-one basis.

	Class B Common Stock			Class A Common Stock
Name and Address of Individual or Identity of Group	Number of Shares Beneficially Owned (1)		Percent of Class (if more than 1%)	Number of Shares Beneficially Owned (1)		Percent of Class (if more than 1%)
Steven D. Cosler	585,784	(2)(3)	1.5%	0		—

Kim K. Rondeau	124,652	(2)(4)	—	0		—

Tracy R. Nolan	33,842	(2)(5)	—	0		—

Rebecca M. Shanahan	106,467	(2)(6)	—	0		—

Guy F. Bryant	535,285	(2)(7)	1.4%	20,726		—

William E. Bindley 8909 Purdue Road Indianapolis, IN 46268	5,656,169	(8)	13.2%	5,574,292	(9)	84.7%

FMR Corp. 82 Devonshire Street Boston, MA 02109 (10)*	6,544,664		17.5%	0		—

Legg Mason Funds Management, Inc. Legg Mason Capital Management, Inc. 100 Light Street Baltimore, MD 21202 (11)*	2,850,000		7.6%	0		—

Barclays Global Investors, NA Barclays Global Fund Advisors 45 Fremont Street San Francisco, CA 94105 (12)*	2,015,713		5.4%	0		—

All directors and executive officers as a group (13 persons)	8,773,385	(2)(13)	19.4%	5,885,000		89.4%

*	Information is based solely on reports filed by such shareholder under Section 13(d) of the Securities Exchange Act of 1934.

(1)	For information regarding the beneficial ownership of shares of Class B Common Stock and shares of Class A Common Stock held by non-employee directors, see “Election of Directors—Information with Respect to the Board of Directors.”

(2)	Does not include shares subject to stock options which are not exercisable within 60 days.

(3)	Includes presently exercisable stock options to purchase 493,830 shares of Class B Common Stock granted under the 1997 Stock Option Plan. Includes 7,918 shares of Class B Common Stock held jointly with Mr. Cosler’s spouse. Also includes 41,765 shares of restricted stock as to which Mr. Cosler has voting power but no power of disposition.

(4)	Includes presently exercisable stock options to purchase 101,032 shares of Class B Common Stock granted under the 1997 Stock Option Plan. Also includes 19,536 shares of restricted stock as to which Ms. Rondeau has voting power but no power of disposition.

(5)	Includes presently exercisable stock options to purchase 15,750 shares of Class B Common Stock granted under the 1997 Stock Option Plan. Also includes 18,092 shares of restricted stock as to which Mr. Nolan has voting power but no power of disposition.

(6)	Includes presently exercisable stock options to purchase 75,935 shares of Class B Common Stock granted under the 1997 Stock Option Plan. Also includes 19,536 shares of restricted stock as to which Ms. Shanahan has voting power but no power of disposition.

(7)	Includes 20,726 shares of Class A Common Stock. Includes presently exercisable stock options to purchase 469,847 shares of Class B Common Stock granted under the 1997 Stock Option Plan. Also includes 19,536 shares of restricted stock as to which Mr. Bryant has voting power but no power of disposition.

(8)	Includes 5,574,292 shares of Class A Common Stock (see footnote 9 below for a description of the manner by which certain of such shares of Class A Common Stock are held). Excludes 10,508 shares of Class A Common Stock and 6,000 shares of Class B Common Stock held by Mr. Bindley’s spouse; Mr. Bindley disclaims beneficial ownership of such shares.

(9)	Includes 83,774 shares of Class A Common Stock held by two family foundations and 68,702 shares of Class A Common Stock held by a charitable remainder trust of which Mr. Bindley is the trustee and has investment control. Excludes 10,508 shares of Class A Common Stock held by Mr. Bindley’s spouse; Mr. Bindley disclaims beneficial ownership of such shares.

(10)	The shareholder is a parent holding company and shares voting and/or dispositive power in varying amounts over the shares reported as beneficially owned with the following subsidiaries, individuals and other entities: Fidelity Management & Research Company (investment adviser), Fidelity Small Cap Stock Fund (investment company), Edward C. Johnson III (Chairman of the Board and significant shareholder of FMR Corp.), Fidelity Management Trust Company (bank), and Abigail P. Johnson (director and significant shareholder of FMR Corp.). The interest of one account, Fidelity Small Cap Stock Fund, an investment company registered under the Investment Company Act of 1940, amounts to 4,362,574 shares or 11.7% of the total shares of Class B Common Stock outstanding.

(11)	Each of Legg Mason Funds Management, Inc. and Legg Mason Capital Management, Inc. are investment advisers that manage various accounts which have the right to receive or the power to direct the receipt of dividends from, and the proceeds from the sale of, the shares of the Company’s Class B Common Stock. The interest of one account, Legg Mason Special Investment Trust, Inc., an investment company registered under the Investment Company Act of 1940 and managed by Legg Mason Funds Management, Inc., amounts to 2,600,000 shares or 7.0% of the total shares of Class B Common Stock outstanding.

(12)	Each of Barclays Global Investors, NA and Barclays Global Fund Advisors are investment advisers that manage various accounts which have the right to receive or the power to direct the receipt of dividends from, and the proceeds from the sale of, the shares of the Company’s Class B Common Stock.

(13)	Includes 5,885,000 shares of Class A Common Stock. Also includes presently exercisable stock options to purchase 2,084,306 shares of Class B Common Stock granted by the Company.

SHAREHOLDER PROPOSALS FOR 2006 ANNUAL MEETING

The date by which shareholder proposals must be received by the Company for inclusion in proxy materials relating to the 2006 Annual Meeting of Common Shareholders is December 9, 2005.

In order to be considered at the 2006 Annual Meeting, shareholder proposals must comply with the advance notice and eligibility requirements contained in the Company’s By-Laws. The Company’s By-Laws provide that shareholders are required to give advance notice to the Company of any nomination by a shareholder of candidates for election as directors and of any business to be brought by a shareholder before an annual shareholders’ meeting. Specifically, the By-Laws provide that for a shareholder to nominate a person for election to the Company’s Board of Directors, the shareholder must be entitled to vote for the election of directors at the meeting and must give timely written notice of the nomination to the Secretary of the Company. The By-Laws also provide that for business to be properly brought before an annual meeting by a shareholder, the shareholder must have the legal right and authority to make the proposal for consideration at the meeting and the shareholder must give timely written notice thereof to the Secretary of the Company. In order to be timely, a shareholder’s notice must be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days prior to the meeting. In the event that less than 70 days’ notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure was made. The notice must contain specified information about each nominee or the proposed business and the shareholder making the nomination or proposal.

The specific requirements of these advance notice and eligibility provisions are set forth in Section 1.4 and Section 1.5 of the Company’s By-Laws, a copy of which is available upon request. Such requests and any shareholder proposals should be sent to the Secretary of the Company at the principal executive offices of the Company.

The procedures described above apply to any matter that a shareholder wishes to raise at the 2006 Annual Meeting, including those matters raised other than pursuant to Rule 14a-8 of Securities Exchange Act of 1934. A shareholder proposal that does not meet the above requirements will be considered untimely, and any proxy solicited by the Company may confer discretionary authority to vote on such proposal.

SHAREHOLDER COMMUNICATIONS

The Board of Directors of the Company has implemented a process whereby shareholders may send communications to the Board’s attention. Any shareholder desiring to communicate with the Board, or one or more specific members thereof, should communicate in a writing addressed to Priority Healthcare Corporation, Board of Directors, c/o Secretary, 250 Technology Park, Suite 124, Lake Mary, Florida 32746. The Secretary of the Company has been instructed by the Board to promptly forward all such communications to the specified addressees thereof.

Proxy—Priority Healthcare Corporation

This Proxy is Solicited on Behalf of the Board of Directors

I hereby appoint Robert L. Myers and Rebecca M. Shanahan, or either of them, my proxies, with power of substitution, to vote all shares of Class A Common Stock of the Company which I am entitled to vote at the annual meeting of common shareholders of said company, to be held at Aetna Specialty Pharmacy, LLC, 503 Sunport Lane, Orlando, Florida, on May 16, 2005 at 9:00 a.m., Orlando time, and at any adjournment, as follows:

1.     Election of Directors, Nominees:
Robert L. Myers and Richard W. Roberson

2.     Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered certified public accounting firm for the Company for 2005

This proxy when properly executed will be voted in the manner directed herein by the signed shareholder. If no direction is made, this proxy will be voted FOR the election as directors of all nominees listed under proposal 1 and FOR proposal 2.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE

Priority Healthcare Corporation MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	MMMMMMMMMMMM 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext C 1234567890 J N T

[Address Bar Code]	[BAR CODE]

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	Class A Common Stock

A. Election of Directors
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 – Robert L. Myers	☐	☐

02 – Richard W. Roberson	☐	☐

B. Issues

The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered certified public accounting firm for the Company for 2005.	☐	☐	☐

3.	In their discretion, to transact such other business as may properly come before the meeting.

C. Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as name appears hereon. Joint owners should both sign. When signing as attorney, executor, administrator, trustee or guardian, please sign full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Please mark, sign, date and return the proxy promptly in the enclosed postage-paid envelope.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)

Proxy—Priority Healthcare Corporation

This Proxy is Solicited on Behalf of the Board of Directors

I hereby appoint Robert L. Myers and Rebecca M. Shanahan, or either of them, my proxies, with power of substitution, to vote all shares of Class B Common Stock of the Company which I am entitled to vote at the annual meeting of common shareholders of said company, to be held at Aetna Specialty Pharmacy, LLC, 503 Sunport Lane, Orlando, Florida, on May 16, 2005 at 9:00 a.m., Orlando time, and at any adjournment, as follows:

1.     Election of Directors, Nominees:
Robert L. Myers and Richard W. Roberson

2.     Ratify the appointment of PricewaterhouseCoopers LLP as the independent registered certified public accounting firm for the Company for 2005

This proxy when properly executed will be voted in the manner directed herein by the signed shareholder. If no direction is made, this proxy will be voted FOR the election as directors of all nominees listed under proposal 1 and FOR proposal 2.

YOUR VOTE IS IMPORTANT!

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY FORM PROMPTLY USING THE ENCLOSED ENVELOPE.

SEE REVERSE SIDE

Priority Healthcare Corporation MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	MMMMMMMMMMMM 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext C 1234567890 J N T

[Address Bar Code]	[BAR CODE]

☐ Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	Class B Common Stock

A. Election of Directors
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 – Robert L. Myers	☐	☐

02 – Richard W. Roberson	☐	☐

B. Issues

The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain
2.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered certified public accounting firm for the Company for 2005.	☐	☐	☐

3.	In their discretion, to transact such other business as may properly come before the meeting.

C. Authorized Signatures – Sign Here – This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as name appears hereon. Joint owners should both sign. When signing as attorney, executor, administrator, trustee or guardian, please sign full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. Please mark, sign, date and return the proxy promptly in the enclosed postage-paid envelope.

Signature 1—Please keep signature within the box	Signature 2—Please keep signature within the box	Date (mm/dd/yyyy)